Exhibit 99.1

Pinnacle Airlines, Inc. Reaches
Tentative Agreement with Ground Operations Employees

Memphis, Tenn. (April 2, 2010) – Pinnacle Airlines Corp.’s (NASDAQ: PNCL)  wholly owned subsidiary, Pinnacle Airlines, Inc., announced today that it has reached a tentative agreement with the United Steelworkers AFL-CIO (USW) to amend the collective bargaining agreement covering 930 Ground Operations employees in Memphis and other locations in the U.S.  Ground Operations employees must now ratify the tentative agreement.

“The USW has a history of fair representation of employees, and understands that the mutual interest of employees and companies is for both to grow and prosper,” said Philip H. Trenary, President and Chief Executive Officer of Pinnacle Airlines Corp.  “We look forward to continuing a meaningful and productive relationship, and we thank the committees on both sides for their hard work and spirit of cooperation.”

“We are pleased by the efforts Pinnacle showed toward its commitment to a great relationship with the USW.  It was an eye-opener to see how a union and management can work together to negotiate a solid contract,” said Keith Dandridge, President of USW District 9, Local 736.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates a fleet of 142 regional jets under Delta brands in the United States, Canada, the Bahamas, Mexico, U.S. Virgin Islands, and Turks and Caicos Islands.  Colgan Air, Inc. operates a fleet of 48 regional turboprops as Continental Connection, United Express and US Airways Express.  Pinnacle Airlines Corp. operating units fly more than 1,280 daily flights and transport 13 million passengers a year to 158 cities and towns in North America.  The corporate headquarters is located in Memphis, Tenn.  Airport hub operations are located in Atlanta, Boston, Detroit, Newark, Washington Dulles, Houston, Memphis and Minneapolis.  Visit www.pncl.com for more information.

For more information contact:
Joe Williams
901-346-6162